July 12, 2023

Mr. Donal Schmidt

Chief Executive Officer

Rapid therapeutic Science

558 County Road 472

De Leon, Texas 76444

Dear Mr. Schmidt,

We hereby resign as principal auditor for Rapid Therapeutic Science Laboratories, Inc, (The Company) effective the date of this letter of notice.

This is also to confirm that the client-auditor relationship between Rapid Therapeutic Science Laboratories, Inc. (Commission File Number 000-55018) and PWR CPA, LLP has ceased.

Sincerely,

/s/ PWR CPA, LLP

PWR CPA, LLP

cc:Office of the Chief Accountant

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Securities and Exchange Commission

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